Exhibit 99.1

Intcomex, Inc. Reports Second Quarter 2007 Results

Record Second Quarter Revenue of $254.4 Million, a 19.0% Increase Year-Over-Year

Miami, Florida. August 20, 2007 – Intcomex, Inc. (“the Company”) the largest pure-play value-added distributor of IT products focused solely on serving Latin America and the Caribbean announced financial results for the second quarter of 2007.

Revenue in the second quarter was a record $254.4 million, a 19.0% increase from second quarter of 2006, and a 4.3% increase over the first quarter 2007. Revenue from our in-country operations accounted for 71.8% of total revenue for the three months ended June 30, 2007, compared to 69.4% of our total revenue for the three months ended June 30, 2006.

Net income for the second quarter was $573,000. As previously announced, a second-quarter charge of $3.8 million, $3.7 million after tax, was recorded in operating expenses reflecting the Company’s settlement with Uruguayan tax authorities. Second quarter net income in the prior year period was $1,281,000.

Additional Second Quarter Highlights

Gross profit as a percentage of revenue increased to 10.0% for the three months ended June 30, 2007 from 9.9% for the three months ended June 30, 2006.

Operating expenses (which include selling, general and administrative expenses and depreciation and amortization) increased to $21.5 million for the three months ended June 30, 2007 from $13.7 million for the three months ended June 30, 2006, representing an increase of 57.1%. Excluding the $3.8 million settlement charge with the Uruguayan tax authorities and the Miami headquarters relocation expenses of approximately $0.8 million, operating expenses increased $3.2 million for the three months ended June 30, 2007, compared to the three months ended June 30, 2006, representing an increase of 23.3%.

Operating income decreased to $3.9 million for the three months ended June 30, 2007 from $7.5 million for the three months ended June 30, 2006, representing a decrease of 48.3%. As a percentage of revenue, operating income decreased to 1.5% in the second quarter of 2007, compared to 3.5% in the second quarter of 2006. This decrease was due mainly to the increase in operating expenses in the three months ended June 30, 2007. Excluding the Uruguay settlement charge and the Miami headquarters relocation expenses, operating income increased to $8.5 million for the three months ended June 30, 2007, representing a 13.1% increase over the three months ended June 30, 2006.

The company filed its second quarter 2007 Form 10-Q on Friday, August 17, 2007. The Company’s Form 10-Q is available on-line at www.intcomex.com under the investor relations section.

Conference Call Information

The Company will conduct a conference call on Wednesday, August 22, 2007 at 10:00 a.m. (eastern daylight time) to discuss the results of operations for the three and six months ended June 30, 2007.

Title: Intcomex, Inc. Results of Operations as of 6/30/07

Conference Dates: 08/22/07

Start Time: 10:00 am ET / 9:00 am CT / 8:00 am MT / 7:00 am PT

Q&A: 719-457-2650 (Domestic US)

Q&A: 800-946-0742 (International)

Intcomex is a United States-based value-added distributor of IT products to Latin America and the Caribbean with a broad in-country presence in this region. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 40,000 customers in 45 countries.